CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2, of our report dated March 23, 2005 relating to the consolidated financials statements of Somerset International Group, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003 which are contained in that prospectus. We also hereby consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WITHUMSMITH+BROWN, P.C.

Flemington, New Jersey

September 12, 2005